Royal Bank of Canada Market Linked Securities Filed Pursuant to Rule 433 Registration No. 333-208507
Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due February 3, 2022
Final Term Sheet to Pricing Supplement No. WFC95 dated January 31, 2017

Final Terms
Issuer	Royal Bank of Canada
Term	5 years
Index	S&P 500® Index
Pricing Date	January 31, 2017
Original Issue Date	February 3, 2017
Principal Amount	$1,000 per security (each security will be offered at an initial public offering price of $1,000)
Payment at Maturity	See “How the maturity payment amount is calculated” on page 3
Maturity Date	February 3, 2022
Initial Index Level	2,278.87, the closing level of the Index on the pricing date
Final Index Level	The closing level of the Index on the valuation date
Maximum Maturity Payment Amount	$1,525.00 per security
Buffer Level	1,937.0395, 85% of the Initial Index Level
Participation Rate	150%
Valuation Date	January 27, 2022
Calculation Agent	RBC Capital Markets, LLC, a wholly-owned subsidiary of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Underwriting Discount and Commission	4.32%, of which dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 2.50% and WFA will receive a distribution expense fee of 0.12%
CUSIP	78012KXZ5
Investment description
•	Linked to the S&P 500® Index.
•
Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity.  Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the initial public offering price of the securities, depending on the performance of the Index from its Initial Index Level to its Final Index Level.

The payment at maturity will reflect the following terms:
o If the level of the Index increases:
You will receive the initial public offering price plus 150% participation in the upside performance of the Index, subject to a maximum total return at maturity of 52.50% of the initial public offering price
o If the level of the Index decreases but the decrease is not more than 15%:
You will be repaid the initial public offering price
o If the level of the Index decreases by more than 15%:
You will receive less than the initial public offering price and will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 15%
•	Investors may lose up to 85% of the initial public offering price
•
All payments on the securities are subject to the credit risk of Royal Bank of Canada, and you will have no ability to pursue the issuer of any securities represented by the Index for payment; if Royal Bank of Canada defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends
•	No exchange listing; designed to be held to maturity

The issuer’s initial estimated value of the securities as of the date of the accompanying pricing supplement is $931.94 per $1,000 in principal amount, which is less than the public offering price.  The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  See “Risk Factors” and “Supplemental Plan of Distribution – Structuring the Securities” in the accompanying pricing supplement for further information.
The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying pricing supplement and prospectus supplement.

This final term sheet should be read in conjunction with the accompanying pricing supplement, prospectus supplement and prospectus.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile
The profile to the right is based on the maximum maturity payment amount of 52.50% of the principal amount or $1,525.00 per $1,000 security, a participation rate of 150% and a Buffer Level equal to 85% of the Initial Index Level.
This graph has been prepared for purposes of illustration only.  Your actual return will depend on the actual Final Index Level and whether you hold your securities to maturity.
Hypothetical returns
Hypothetical Final Index Level		Percentage Change from the Initial Index Level to the Hypothetical Final Index Level	Hypothetical Maturity Payment Amount per Security		Hypothetical Pre-Tax Total Rate of Return on the Securities
1,139.44		-50.00%	$650.00		-35.00%
1,253.38		-45.00%	$700.00		-30.00%
1,367.32		-40.00%	$750.00		-25.00%
1,481.27		-35.00%	$800.00		-20.00%
1,595.21		-30.00%	$850.00		-15.00%
1,709.15		-25.00%	$900.00		-10.00%
1,823.10		-20.00%	$950.00		-5.00%
1,937.0395	(1)	-15.00%	$1,000.00		0.00%
2,050.98		-10.00%	$1,000.00		0.00%
2,107.95		-7.50%	$1,000.00		0.00%
2,164.93		-5.00%	$1,000.00		0.00%
2,221.90		-2.50%	$1,000.00		0.00%
2,278.87	(2)	0.00%	$1,000.00		0.00%
2,335.84		2.50%	$1,037.50		3.75%
2,392.81		5.00%	$1,075.00		7.50%
2,449.79		7.50%	$1,112.50		11.25%
2,506.76		10.00%	$1,150.00		15.00%
2,563.73		12.50%	$1,187.50		18.75%
2,620.70		15.00%	$1,225.00		22.50%
2,734.64		20.00%	$1,300.00		30.00%
2,848.59		25.00%	$1,375.00		37.50%
2,962.53		30.00%	$1,450.00		45.00%
3,076.47		35.00%	$1,525.00	(3)	52.50%
3,190.42		40.00%	$1,525.00		52.50%
3,304.36		45.00%	$1,525.00		52.50%
3,418.31		50.00%	$1,525.00		52.50%

(1)	This is the Buffer Level.
(2)	This is the Initial Index Level.
(3)	This is the maximum maturity payment amount of $1,525.00

How the maturity payment amount is calculated
The maturity payment amount will be determined as follows:
•	If the Final Index Level is greater than the Initial Index Level, the maturity payment amount per security will equal the lesser of:
(i)	$1,000 plus
(ii)	the maximum maturity payment amount
•
If the Final Index Level is equal to or less than the Initial Index Level but greater than or equal to the Buffer Level, the maturity payment amount per security will equal the issue price of $1,000.00

•	If the Final Index Level is less than the Buffer Level, the maturity payment amount per security will equal:
$1,000 -
In such a case, you will lose up to 85% of your principal.

S&P 500® Index daily closing levels*
*The graph above sets forth the daily closing levels of the Index for the period from January 1, 2007 to January 31, 2017. The closing level on January 31, 2017 was 2,278.87.  The historical performance of the Index is not an indication of its future performance during the term of the securities.
Selected risk considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement.  Please review those risk disclosures carefully.

•	Your investment may result in a loss of up to 85% of your principal
•	You will not receive interest payments on the securities
•	Your yield may be lower than the yield on a standard debt security of comparable maturity
•	Your return is limited and will not reflect the return of owning the common stocks represented by the Index
•	Owning the securities is not the same as owning the common stocks represented by the Index

•	There may not be an active trading market for the securities
•	The amount to be paid at maturity is not linked to the level of the Index at any time other than the valuation date
•	Many factors affect the market value of the securities
•	The securities will be debt obligations of Royal Bank of Canada. No other company or entity will be responsible for payments under the securities
•	We have no affiliation with the sponsor of the Index and will not be responsible for any actions taken by the sponsor
•	Historical levels of the Index should not be taken as an indication of the future levels of the Index during the term of the securities
•	Hedging transactions may affect the return on the securities
•	Our initial estimated value of the securities is less than the initial public offering price
•	The price, if any, at which you may be able to sell your securities prior to maturity may be less than the initial public offering price and our initial estimated value
•	The initial estimated value of the securities is an estimate only, calculated as of the time the terms of the securities were set
•	Potential conflicts of interest could arise
•	The calculation agent may postpone the valuation date and, therefore, determination of the Final Index Level and the maturity date if a market disruption event occurs on the valuation date
•	There are potential conflicts of interest between you and the calculation agent
•	The tax treatment of the securities is uncertain and gain on the securities may be treated as ordinary income under the constructive ownership rules

Not suitable for all investors
Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the initial public offering price per security. Royal Bank of Canada, Wells Fargo Securities, LLC and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada at 1-866-609-6009.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.
Consult your tax advisor
Investors should review carefully the accompanying pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.